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EXHIBIT 23.2

                          Independent Auditors' Consent


Board of Directors
CNY Financial Corporation:


We consent to incorporation by reference in the Registration Statement No. 333-57259 on Form S-8 of CNY Financial Corporation of our report dated March 19, 1998, relating to the consolidated balance sheets of Cortland Savings Bank and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, net worth, and cash flows for each of the years in the three-year period ended December 31, 1997, which report has been incorporated by reference in the Registration Statement on Form S-1 originally filed by CNY Financial Corporation on June 19, 1998, and as amended on August 4, 1998, September 21, 1998 and October 26, 1998.


                                                       /s/ KPMG Peat Marwick LLP


Syracuse, New York
December 18, 1998